EX-23.j.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2009 with respect to the statements of assets and liabilities of the Genworth Calamos Growth Fund, Genworth Columbia Mid Cap Value Fund, Genworth Davis NY Venture Fund, Genworth Eaton Vance Lage Cap Value Fund, Genworth Legg Mason ClearBridge Aggressive Growth Fund (formerly Genworth Legg Mason Partners Aggressive Growth Fund), Genworth PIMCO StocksPLUS Fund, Genworth Putnam International Capital Opportunities Fund, Genworth Thornburg International Value Fund, and Genworth Goldman Sachs Enhanced Core Bond Index Fund (formerly Genworth Legg Mason Western Asset Core Plus Fund) as of December 31, 2008, and the related statements of operations, changes in net assets and financial highlights for the period from August 15, 2008 (date of inception) to December 31, 2008, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Milwaukee, WI

December 7, 2009